EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-271626 on Form S-6 of our report dated July 6, 2023, relating to the statements of financial condition, including the portfolios of investments of Morgan Stanley Portfolios, Series 67, comprising Quality Dividend Strategy, Series 9 and Growth at a Reasonable Price Strategy, Series 5, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
July 6, 2023